Exhibit 99.1

Laureen DeBuono
CFO of Thermage, Inc.
510-259-5221

Investor Contact:
EVC Group, Inc.
Douglas Sherk/Jenifer Kirtland
415-896-6820

Media Contact:
EVC Group, Inc.
Steve DiMattia
Jennifer Saunders
646-201-5445

Thermage Achieves Record Financial Performance During Second Quarter

ThermaCool NXT Generator Revenues Exceed Expectations

Company Increases EPS Guidance for 2007

Hayward, Calif., August 1, 2007 — Thermage, Inc. (Nasdaq: THRM), a leader in non-invasive tissue tightening in the aesthetic industry, today reported record financial results for the second quarter ended June 30, 2007. Revenue for the quarter ended June 30, 2007 was $17.5 million, up 20% from $14.6 million for the quarter ended June 30, 2006. GAAP net income for the quarter was $1.3 million, or $0.05 per diluted share versus a net loss of $1.0 million, or $(0.23) per share, for the quarter ended June 30, 2006. Non-GAAP (1) net income for the second quarter of 2007 was $2.5 million, or $0.10 per diluted share, compared to non-GAAP (1) net income of $0.1 million, or breakeven earnings per share, for the prior year period. Revenue for the six months ended June 30, 2007 was $32.7 million, up 21% from $27.1 million for the prior year period. GAAP net income for the first six months of the year was $1.4 million, or $0.06 per diluted share versus a net loss of $3.8 million, or $(0.91) per share. Non-GAAP (1) net income for the first six months of 2007 was $3.9 million, or $0.15 per diluted share, compared to a non-GAAP (1) net loss of $0.6 million, or $(0.04) per share, for the prior year period.

“Our second quarter results were driven by stronger than expected demand for our recently introduced ThermaCool NXT™ generator system,” said Stephen J. Fanning, President and Chief Executive Officer of Thermage. “During the quarter we sold a record 224 generators, approximately one-half of which were upgrades to existing customers. The interest in upgrades from our installed customer base in the first half of the year was nearly double what we initially anticipated, and required that our sales organization devote a higher than expected amount of time to respond to this demand. As the quarter progressed, we added some internal resources to help our sales team manage the strong demand for system upgrades.”

“We recently launched our Lips by Thermage tip, and have two new tip launches scheduled for the balance of the year,” Mr. Fanning continued. “Tomorrow we will announce the launch of a new premium 3.0 cm2 tip for the face and body that has demonstrated a reduction in procedure time of up to 25% from current levels. This new tip also increases the volume of tissue being treated, which we expect will promote improved patient outcomes. In addition, we expect to launch in early Q4 a body shaping tip designed to firm, contour, and shape the thighs, buttocks, abdomen and arms in a single, non-invasive treatment. We are continuing with our development of a product to address cellulite and are initiating clinical work to develop a new tip to affect fat.”

“Our focus year-to-date has been on meeting the higher than expected demand from existing customers for the NXT system,” Mr. Fanning continued. “The new system offers substantial productivity benefits to our customer largely through reduced procedure times. As these customers realize the productivity gains, and we execute our planned rollout of new tips and procedures during the second half of the year, we believe tip revenue growth will increase. This outlook, along with our first half performance, has enabled us to increase our 2007 earnings per share guidance,” concluded Mr. Fanning.

Guidance:

Management continues to expect full year 2007 revenue to be in a range of $65 million to $68 million, 20% to 25% over full year 2006. Historically, the third quarter revenue is impacted by seasonality and management expects that trend to continue during 2007.

As a result of the Company’s financial performance through the first six months of year, management is raising the range on its previously issued 2007 earnings per share guidance on both a GAAP and non-GAAP basis by $0.07 per share. For the full year 2007, management expects GAAP diluted earnings per share to be in a range of $0.03 per share to $0.10 per share. Non-GAAP (1) diluted earnings per share are expected to be in a range of $0.23 to $0.30 per share. The per share earnings amounts are based on fully diluted weighted average shares of 26 million.

Non-GAAP Presentation:

(1)	To supplement the condensed financial information presented on a GAAP basis, management has provided non-GAAP net income and loss, and non-GAAP earnings per share measures that exclude the impact of all stock-based compensation expenses, and amounts recorded for revaluation of a preferred stock warrants liability, all net of income taxes. The calculation of non-GAAP net earnings per share in the periods ended June 30, 2007 and 2006 also includes adjustments for dilutive potential common stock and assumes the conversion into common stock of the Company’s shares of convertible preferred stock, which automatically converted into shares of common stock upon the Company’s initial public offering in November 2006. The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company's ongoing operating results and trends, compared with historical results. This presentation is also consistent with management's internal use of the measure, which it uses to measure the performance of ongoing operating results, against prior periods and against our internally developed targets. A table reconciling the GAAP financial measures to the non-GAAP measures is included in the condensed consolidated financial information attached to this release.

Conference Call

The conference call is scheduled to begin at 1:30 p.m. PT (4:30 p.m. EST) on August 1, 2007. The call will be broadcast live over the Internet hosted at the Investor Relations section of the Company's website at www.thermage.com. In addition, you may call to listen to the live broadcast: 800-240-6709 for domestic participants and 303-262-2175 for international participants. Participating in the call will be Stephen J. Fanning, Chairman, President and Chief Executive Officer, and Laureen DeBuono, Chief Financial Officer.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain accessible for seven days. This replay can be accessed by dialing 800-405-2236, Passcode 11093329# for domestic callers and 303-590-3000, Passcode 11093329# for international callers. An archived web cast will also be available at www.thermage.com.

About Thermage, Inc.

Thermage's innovative technology provides a unique non-invasive procedure designed to tighten and contour skin, significantly expanding the non-invasive aesthetic applications physicians can offer to the rapidly growing "anti-aging" market. For more information, call 1-510-259-7117 or visit www.thermage.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Thermage's ability to successfully introduce new and improved procedures and treatment tips, and the timing thereof, as well as financial guidance for fiscal year 2007 are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Thermage’s actual results to differ materially from the statements contained herein. Thermage’s second quarter June 30, 2007 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect Thermage’s business and its financial results are detailed in its Form 10-Q as filed with the Securities and Exchange Commission on May 15, 2007. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Thermage undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Thermage, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net revenue	$17,499	$14,631	$32,654	$27,062
Cost of revenue	4,818	3,901	8,970	7,679

Gross margin	12,681	10,730	23,684	19,383

Operating expenses
Sales and marketing	6,815	6,301	13,189	12,150
Research and development	2,232	2,563	4,698	4,940
General and administrative	2,784	2,393	5,467	4,657

Total operating expenses	11,831	11,257	23,354	21,747

Income (loss) from operations	850	(527)	330	(2,364)
Interest and other income	598	126	1,184	240
Interest and other expense	—	(579)	—	(1,628)

Income (loss) before income taxes	1,448	(980)	1,514	(3,752)
Provision for income taxes	(140)	—	(147)	—

Net income (loss)	$1,308	$(980)	$1,367	$(3,752)

Net income (loss) per share — basic	$0.06	$(0.23)	$0.06	$(0.91)

Net income (loss) per share — diluted	$0.05	$(0.23)	$0.06	$(0.91)

Weighted average shares outstanding used in calculating net income (loss) per common share:
Basic	23,104,942	4,205,383	23,041,983	4,132,187

Diluted	24,735,037	4,205,383	24,761,794	4,132,187

Thermage, Inc

NON-GAAP RECONCILIATION OF NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
GAAP net income (loss)	$1,308	$(980)	$1,367	$(3,752)

Non-GAAP adjustments to net income (loss):
Stock-based compensation (a)	1,222	655	2,483	1,883
Impact of change in fair value of preferred warrant liabilities (b)	—	393	—	1,239

Total non-GAAP adjustments to net income (loss)	1,222	1,048	2,483	3,122

Non-GAAP net income (loss)	$2,530	$68	$3,850	$(630)

GAAP basic net income (loss) per share	$0.06	$(0.23)	$0.06	$(0.91)
Non-GAAP adjustments to basic income (loss) per share:
Stock-based compensation (a)	0.05	0.04	0.11	0.12

Impact of change in fair value of preferred warrant liabilities (b)	—	0.02	—	0.08
Impact of higher weighted average shares due to assumed conversion of preferred shares (c)	—	0.17	—	$0.67

Non-GAAP basic net income (loss) per share	$0.11	$0.00	$0.17	$(0.04)

Non-GAAP diluted net income (loss) per share	$0.10	$0.00	$0.15	$(0.04)

Weighted average shares outstanding used in calculating non-GAAP basic net income (loss) per common share:	23,104,942	16,247,657	23,041,983	16,174,461

GAAP weighted average shares outstanding used in calculating basic net income (loss) per common share:	23,104,942	4,205,383	23,041,983	4,132,187
Adjustments to reflect assumed weighted average effect of conversion of preferred stock	—	12,042,274	—	12,042,274

Weighted average shares outstanding used in calculating non-GAAP basic net income (loss) per common share:	23,104,942	16,247,657	23,041,983	16,174,461

GAAP weighted average shares outstanding used in calculating diluted net income (loss) per common share:	24,735,037	4,205,383	24,761,794	4,132,187
Adjustments to reflect assumed weighted average effect of conversion of preferred stock	—	12,042,274	—	12,042,274
Adjustments for dilutive potential common stock	658,626	3,147,274	666,579	—

Weighted average shares outstanding used in calculating non-GAAP diluted net income per common share:	25,393,663	19,394,931	25,428,373	16,174,461

(a)	Includes all employee and non-employee stock-based compensation charges
(b)	Includes the impact of adjustments related to the revaluation of the Company's preferred stock warrant liability during the period.
(c)	Assumes the conversion of the Company's convertible preferred stock into shares of common stock at the beginning of the period.

Thermage, Inc.

CONDENSED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

(Unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$48,649	$45,915
Accounts receivable, net	5,842	3,285
Inventories, net	5,241	5,219
Prepaid expenses and other current assets	1,027	1,717

Total current assets	60,759	56,136
Property and equipment, net	3,308	3,638
Other assets	138	101

Total assets	$64,205	$59,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$1,583	$1,398
Accrued liabilities	6,395	7,372
Current portion of deferred revenue	1,684	1,151
Customer deposits	44	62

Total current liabilities	9,706	9,983
Deferred revenue, net of current portion	852	716
Other liabilities	118	55

Total liabilities	10,676	10,754

Stockholders’ equity:
Preferred stock, $0.001 par value: shares authorized: 10,000,000 at 2007 and 2006; issued and outstanding: none at 2007 and 2006	—	—
Common stock, $0.001 par value: shares authorized: 100,000,000 at 2007 and 2006; issued and outstanding: 23,258,494 and 22,906,851 at 2007 and 2006, respectively	23	23
Additional paid-in capital	96,560	93,418
Deferred stock-based compensation	(5)	(6)
Notes receivable from stockholders	(127)	(125)
Accumulated deficit	(42,922)	(44,189)

Total stockholders’ equity	53,529	49,121

Total liabilities and stockholders’ equity	$64,205	$59,875